Exhibit 12
Questar Gas Company
Ratio of Earnings to Fixed Charges
(Unaudited)

                                                12 Months Ended
                                                   March 31,
                                              2002          2001
                                             -------      -------
                                            (Dollars in Thousands)
Earnings

Income before income taxes                   $40,538      $41,903
Plus debt expense                             23,623       21,747
Plus allowance for borrowed
   funds used during construction                302          969
Plus interest portion of rental expense          743          737
                                             -------      -------
                                             $65,206      $65,356
                                             =======      =======

Fixed Charges

Debt expense                                 $23,623      $21,747
Plus allowance for borrowed
   funds used during construction                302          969
Plus interest portion of rental expense          743          737
                                             -------      -------
                                             $24,668      $23,453
                                             =======      =======
Ratio of Earnings to Fixed Charges (1)          2.64         2.79

(1) For the purposes of this presentation, earnings represent income before income taxes and fixed charges. Fixed charges consist of total interest charges, amortization of debt issuance costs and losses from reacquiring debt, and the interest portion of rental costs, estimated at 50% for the purpose of this calculation.